Exhibit 21.1

                     SUBSIDIARIES OF PRICE ENTERPRISES, INC.

NAME OF SUBSIDIARY (STATE OF INCORPORATION)

Price Self Storage, Inc. (Delaware)
Price Enterprises - TX, Inc. (Delaware)
Price Enterprises - Texas, LP (Delaware)
Price Owner LLC (Delaware)
Price Owner Corp. (Delaware)